Exhibit 10.1

SECOND AMENDMENT TO

SELECT ENERGY SERVICES, INC.

2016 EQUITY INCENTIVE PLAN

WHEREAS, Select Energy Services, Inc. (the “Company”) maintains the Select Energy Services, Inc. 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”); and

WHEREAS, the Company desires to amend the 2016 Equity Incentive Plan in certain respects; and

WHEREAS, the Board of Directors of the Company has authorized the amendment of the 2016 Equity Incentive Plan to increase the number of shares of Stock (as defined in the 2016 Equity Incentive Plan) that may be issued under the 2016 Equity Incentive Plan by 4,000,000 subject to shareholder approval.

NOW, THEREFORE, subject to approval by the Company’s stockholders, the 2016 Equity Incentive Plan is hereby amended effective as of May 8, 2020, subject to shareholder approval, as follows:

1.	Section 4(a) of the 2016 Equity Incentive Plan shall be amended in its entirety to read as follows:

“(a)Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, the total number of shares of Stock reserved and available for delivery with respect to Awards is equal to (i) 8,600,000 shares of Stock plus (ii) 8% of any shares of Stock sold by the Company in any underwritten public offering pursuant to an effective registration statement under the Securities Act that occurs following the Effective Date (such result, as amended from time to time, the “Share Pool”), and all of the shares of Stock in the Share Pool shall be available for the issuance of shares upon the exercise of ISOs. Notwithstanding any provision herein, subject to the listing rules of the stock exchange, if any, on which the Stock is listed, shares of Stock delivered with respect to Substitute Awards granted in assumption of, or in substitution for, awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate shall not reduce the number of shares of Stock in the Share Pool; provided, however, that such Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as ISOs shall count against the limitation with respect to shares that may be issued upon the exercise of ISOs provided in Section 4(a). Subject to the listing rules of the stock exchange, if any, on which the Stock is listed, a number of shares under a pre-existing shareholder-approved plan of an entity directly or indirectly acquired by the Company or any Affiliate as a result of a merger, consolidation or acquisition equal to the shares remaining available for delivery under such pre-existing shareholder-approved plan as of the date of the consummation of such transaction (as appropriately adjusted to reflect such transaction) may, if and to the extent permitted by the Board, be delivered with respect to Awards under the Plan and such shares shall not reduce the number of shares of Stock in the Share Pool; provided, however, that such Awards shall not be made after the date awards or grants could have otherwise been made under the terms of such pre-existing shareholder-approved plan, absent the transaction.”

2.	Except as amended hereby, the 2016 Equity Incentive Plan is specifically ratified and reaffirmed.

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